                                                                     EXHIBIT 4.2

     Neither the Additional Investment Rights represented by this certificate nor the securities issuable upon exercise thereof have been registered under the Securities Act of 1933, as amended (the "Act"), or applicable state securities laws. The securities have been acquired for investment and may not be offered for sale, sold, transferred or assigned (except in connection with bona fide pledge or custodial arrangements) in the absence of an effective registration statement for the securities under the Act and applicable state securities laws, or an opinion of counsel reasonably satisfactory to the Issuer that such registration is not required.

Certificate No. 1                        $16,000,000 of Additional Investment in
                                             Common Stock, subject to adjustment

                   Certificate of Additional Investment Rights

                             Euronet Worldwide, Inc.

     Euronet Worldwide, Inc. (the "Issuer"), a Delaware corporation, for value received, hereby certifies that Fletcher International, Ltd., a Bermuda company ("Fletcher"), or its registered assigns, is the registered holder (the "Holder") of rights to purchase from the Issuer up to $16,000,000 (subject to the adjustments contained in this certificate of additional investment rights (this "Certificate") or the Agreement between the Issuer and Fletcher dated as of November 20, 2003 (the "Main Agreement"), including without limitation, Section 4(f) of the Main Agreement) (such amount, as adjusted, the "Additional Investment Amount") of duly authorized, validly issued, fully paid and nonassessable shares of common stock, par value $0.02 per share (together with the associated preferred stock purchase rights under the Rights Agreement dated March 21, 2003 between Euronet and EquiServe Trust Company, N.A., as Rights Agent, the "Common Stock"), of the Issuer at the then prevailing Additional Investment Price (as defined below) at any time or from time to time during the Additional Investment Term (as defined below), all subject to the terms, conditions and adjustments set forth below in this Certificate and in the Main Agreement.

1. Additional Investment. The additional investment rights represented hereby (the "Additional Investment Rights") have been issued pursuant to the Main Agreement, and are subject to the terms and conditions thereof. Unless otherwise defined herein, capitalized terms used herein shall have the meanings set forth in the Main Agreement. A copy of the Main Agreement may be obtained by the registered holder hereof upon written request to the Issuer.

          1.1 General; Additional Investment Price; Additional Investment Term. Subject to the provisions of the Main Agreement (including, without limitation, Section 5 thereof), the Additional Investment Rights entitle the Holder to purchase a number of shares of Common Stock equal to (i) the Additional Investment Amount divided by (ii) the Additional Investment Price. The "Additional Investment Price" means the Prevailing Price as of the date on which the relevant Additional Investment Notice (as defined below) is delivered minus, if the Prevailing Price is less than the Initial Purchase Price, two dollars ($2.00) per share, subject to adjustment as set forth herein. The "Prevailing Price" means, as of a particular date, the average of the daily volume-weighted average prices per share of Common Stock over the forty-five (45)-Business Day period ending three (3) Business Days before and excluding such date; provided, however, that the Prevailing Price on any particular date may not (A) exceed the average of the daily volume-weighted average prices for any ten (10) Business Days within such forty-five (45)-Business Day period or (B) be less than eighty percent (80%) of the average of the daily volume-weighted average prices over the last thirty (30) Business Days of such forty-five (45)-Business Day period. All market prices used in calculations hereunder shall be as reported on the Nasdaq by Bloomberg, L.P., or such other reputable financial information service as shall be designated by the Holder and be reasonably acceptable to the Issuer. The Additional Investment Rights may be exercised (in whole or in part) at any time or from time to time after 12:01 A.M., New York City time, on the one-hundred and twentieth (120th) calendar day after and excluding the date of the Main Agreement (the "Commencement Date") until 11:59 P.M., New York City time, on the date that is fifteen (15) months after and excluding the date that is the later of (x) the date of the effectiveness of the Registration Statement and (y) the Commencement Date, in each case, subject to extension pursuant to the Main Agreement (including, without limitation, Section 4(h) thereof) (the period of time from the Commencement Date to such date, the "Additional Investment Term"). Notwithstanding anything herein to the contrary, all measurements and references related to share prices and share numbers in this Certificate will be, in each instance, appropriately adjusted for stock splits, recombinations, stock dividends and the like.

          1.2 Manner of Exercise. The Additional Investment Rights may be exercised by the Holder, in whole or in part, from time to time, on any Business Day during the Additional Investment Term, by facsimile, mail or overnight courier delivery of a notice in substantially the form attached to this Certificate (or a reasonable facsimile thereof) duly executed by such Holder (an "Additional Investment Notice"). The closing of each exercise shall take place
(i) on the third (3rd) Business Day after and including the date of the Additional Investment Notice or (ii) any other date upon which the exercising Holder and the Issuer mutually agree (the "Additional Investment Closing Date").

          1.3 Delivery of Common Stock and Payment.

               (a) On the Additional Investment Closing Date, the Holder shall surrender this Certificate to the Issuer at the address set forth for notices to the Issuer in Section 18 of the Main Agreement and shall deliver payment in cash, by wire transfer to the Issuer's account designated in Section 18 of the Main Agreement of immediately available funds in the amount designated as the "Designated Additional Investment" by the Holder in the Additional Investment Notice (the "Designated Additional Investment") and such holder shall thereupon be entitled to receive the number of duly authorized, validly issued, fully paid and nonassessable shares of Common Stock designated in the Additional Investment Notice.

               (b) Notwithstanding subsection (a) above, if either:

                    (i) the Additional Investment Price is less than the Agreement Date Price or the Registration Statement is not effective, in each case as of the date of the Additional Investment Notice or

                    (ii) a Trigger Date has occurred or the Holder shall have received a Business Combination Notice (as defined below) or an event shall have occurred that would require the Issuer to deliver a Business Combination Notice, in each case at any time on or before the date of the Additional Investment Notice, and, in the case of (i) or (ii) above, either (x) the Holder has so elected in the Additional Investment Notice or (y) the Issuer has so elected in a notice delivered to the Holder forty-five (45) Business Days prior to the date of the Additional Investment Notice, then a Net Basis Settlement shall occur. In a "Net Basis Settlement," the Holder shall not make the cash payment provided in subsection (a) above and the Issuer shall issue and deliver a reduced number of shares of Common Stock to the Holder calculated by dividing X by the Additional Investment Price, where "X" is the product of (1) the Designated Additional Investment, as set forth in the relevant Additional Investment Notice, divided by the Additional Investment Price, multiplied by (2) the amount by which the closing price of the Common Stock (as reported on the Nasdaq by Bloomberg, L.P. or such other reputable financial information service as shall be designated by the Holder and be reasonably acceptable to the Issuer) as of three (3) Business Days before and excluding the date on which such Additional Investment Notice is delivered exceeds the Additional Investment Price.

          1.4 Delivery of Stock Certificates, etc. On the Additional Investment Closing Date, the Issuer at its expense (including the payment by it of any applicable issue taxes) shall cause to be issued in the name of and delivered to the Holder or as such Holder may direct,

               (a) at such address specified by the Holder via reputable overnight courier, one or more certificates for the number of duly authorized, validly issued, fully paid and nonassessable shares of Common Stock to which such Holder shall be entitled upon such exercise of Additional Investment Rights plus, in lieu of any fractional share to which such Holder would otherwise be entitled, cash in an amount equal to the same fraction of the closing price per share of Common Stock (as reported on the Nasdaq by Bloomberg, L.P., or such other reputable financial information service as shall be designated by the Holder and be reasonably acceptable to the Issuer) on the Business Day next preceding the date of such Additional Investment Notice; and

               (b) in case such exercise of Additional Investment Rights is in part only, at such address specified by the Holder via reputable overnight courier, a new Certificate of like tenor, calling in the aggregate on the face or faces thereof for an Additional Investment Amount equal to the Additional Investment Amount called for on the face of this Certificate (adjusted pursuant to the terms of the Main Agreement or this Certificate, if applicable) minus an amount equal to the Designated Additional Investment;

provided, however, that, if the Registration Statement is not effective and the Holder directs the Issuer to deliver a certificate or certificates for shares of Common Stock or a Certificate in a name other than that of the Holder, other than with respect or pursuant to bona fide pledges or custodial arrangements, it shall deliver to the Issuer on the Additional Investment Closing Date an opinion of counsel reasonably satisfactory to the Issuer to the effect that the issuance of such certificate(s) or Certificate in such other name may be made pursuant to an available exemption from the registration requirements of the Securities Act and all applicable state securities or blue sky laws.

2. Reservation of Shares. For so long as the Additional Investment Amount represented hereby has not been exercised in full, the Issuer shall at all times prior to the end of the Additional Investment Term reserve and keep available, free from pre-emptive rights, out of its authorized but unissued capital stock, the number of shares available for exercise hereunder. In the event the number of Common Shares issuable exceeds the authorized number of shares of Common Stock or other securities, the Issuer shall promptly take all actions necessary to increase the authorized number, including causing its board of directors to call a special meeting of stockholders and recommend such increase.

3. Accountants' Report as to Adjustments. In each case of any adjustment or readjustment of the Additional Investment Amount, the Additional Investment Term, the Additional Investment Price or any other adjustment or readjustment pursuant to the terms of the Main Agreement or this Certificate, or upon the written request at any time of any Holder, the Issuer at its expense will promptly compute such adjustment or readjustment (the "Issuer Calculation") in accordance with the terms of this Certificate and cause the Issuer's Chief Financial Officer to verify such computation and prepare a report setting forth such adjustment or readjustment and showing in reasonable detail the method of calculation thereof and the facts upon which such adjustment or readjustment is based, including a statement of (a) the Additional Investment Amount, (b) the Additional Investment Term and (c) the Additional Investment Price in effect immediately prior to such adjustment or readjustment (as adjusted and readjusted, as applicable). The Issuer will forthwith deliver a copy of each such report to each Holder and will also keep copies of all such reports at its principal office and will cause the same to be available for inspection at such office during normal business hours by any Holder. The Holder may dispute the Issuer Calculation by providing its computation of such adjustment or readjustment (the "Holder Calculation") and requesting in writing that independent certified public accountants of recognized national standing (which may be the regular auditors of the Issuer) selected by the Issuer verify the Issuer Calculation. The Holder shall be responsible for the costs and expenses of such accountants if the difference between the computation of the adjustment or readjustment by such accountants (the "Accountant Calculation") and the Holder

Calculation is greater than the difference between the Accountant Calculation and the Issuer Calculation, and otherwise the Issuer shall bear such costs and expenses.

4. Transfer and Assignment. By accepting delivery of this Certificate, the Holder covenants and agrees with the Issuer not to exercise the Additional Investment Rights or transfer the Additional Investment Rights or the Common Shares represented hereby except in compliance with the terms of the Main Agreement and this Certificate. By accepting delivery of this Certificate, the Holder further covenants and agrees with the Issuer that the Additional Investment Rights may not be sold or assigned, in whole or in part, unless such sale or assignment complies with applicable federal and state securities laws. If a portion of the Additional Investment Rights evidenced hereby is transferred in compliance with the terms of the Main Agreement and this Certificate, all rights of the Holder hereunder may be exercised by the transferee provided that any Holder of the Additional Investment Rights may deliver an Additional Investment Notice only with respect to such Holder's portion of the Additional Investment Rights.

5. Taxes. The Issuer will pay all documentary stamp taxes (if any) attributable to the issuance of Common Shares upon the exercise of the Additional Investment Rights by the Holder; provided, however, that the Issuer shall not be required to pay any tax or taxes which may be payable in respect of any transfer involved in the registration of the Additional Investment Rights or any certificates for Common Shares in a name other than that of the holder of the Additional Investment Rights surrendered upon the exercise of Additional Investment Rights, and the Issuer shall not be required to issue or deliver a certificate evidencing Additional Investment Rights or certificates for Common Shares unless or until the person or persons requesting the issuance thereof shall have paid to the Issuer the amount of such tax or shall have established to the reasonable satisfaction of the Issuer that such tax has been paid.

6. Business Combinations.

               (a) Upon receipt of a written notice of any proposed transaction that would result in a Change in Control in accordance with Section 15 of the Main Agreement (a "Business Combination Notice") or if an event shall have occurred that would require the Issuer to deliver a Business Combination Notice, then in addition to the other rights set forth in this Certificate (including the right to exercise the Additional Investment Rights under Section 1), the Holder may elect at any time and from time to time during the Additional Investment Term:

                    (1) to exercise any or all of the Additional Investment Rights (which exercise may be made contingent, at the Holder's option, upon the occurrence of the Business Combination Closing, and which exercise may be withdrawn at any time before the Business Combination Closing) before, simultaneously with or at any time after the consummation of the Business Combination (the "Business Combination Closing"), by means of a Net Basis Settlement or otherwise, in each case calculated as of the close of business on the Business Day immediately preceding and excluding the Business Combination Closing, to receive the consideration that the Holder would have received had it (i) exercised the Additional Investment Rights,
     (ii) received the shares of Common Stock deliverable thereupon immediately before the Business Combination Closing, (iii) subsequently received the most valuable consideration offered in exchange for shares of Common Stock in the Business Combination, and (iv) held such consideration at all times from the Business Combination Closing through the Additional Investment Closing Date,

                    (2) if a class of securities of the Acquiring Person or its Parent, Subsidiary or affiliate is quoted on any Nasdaq market, or listed or admitted to trading on any national, regional, foreign or other securities exchange, electronic trading system, over-the-counter market, or other securities market, that this Certificate shall entitle the Holder to purchase a number of Acquiror Securities at any time and from time to time during the Additional Investment Term equal to (i) the Additional Investment Amount divided by (ii) the Additional Investment Price; provided, that (A) the Main Agreement and this Certificate shall be assumed by the issuer of the Acquiror Securities and all references to Euronet under the Main Agreement and the Issuer under this Certificate shall be deemed to refer to the issuer of the Acquiror Securities (including, without limitation, with respect to calculations of market prices of Common Stock), (B) the Initial Purchase Price as used in Section 1.1 of this Certificate shall be adjusted based on the ratio (the "Acquisition Ratio") that (x) the average of the daily volume-weighted average prices per security of the Acquiror Securities over the ten (10)-Business Day period ending one (1) Business Day before and excluding the Acquisition Date, bears to (y) the average of the daily volume-weighted average prices per share of Common Stock over the ten
     (10)-Business Day period ending one (1) Business Day before and excluding the Acquisition Date, in each case as such prices are as reported on the Nasdaq by Bloomberg, L.P., or such other reputable financial information service as shall be designated by the Holder and be reasonably acceptable to the issuer of Acquiror Securities, and (C) the Additional Investment Price as used in Section 1.1 of this Certificate shall mean the Prevailing Price as of the date on which the relevant Additional Investment Notice is delivered minus, if the Prevailing Price is less than the Initial Purchase Price (as adjusted pursuant to subsection B above), the product of (x) two dollars ($2.00) per share and (y) the Acquisition Ratio. Any acquisition of Acquirer Securities under this Section 6(a)(2) shall be consummated as nearly as possible pursuant to the terms of this agreement, and may be done by Net Basis Settlement (with appropriate adjustments pursuant to Section 1.3) or otherwise.

               (b) "Acquiring Person" shall have the meaning ascribed to such term in the Main Agreement. "Acquisition Date" means the date on which the Change in Control is consummated. "Acquiror Securities" refers to the class of securities of the Acquiring Person or its Parent, Subsidiary or affiliate that is quoted on the Nasdaq National Market or listed or admitted to trading on any national securities exchange; provided, however, that if more than one class of such securities is so quoted or listed or admitted to trading, then the Holder shall have the right to designate the class of securities to which Acquiror Securities shall refer by providing written notice to the Acquiring Person within ten (10) Business Days of the Acquisition Date. "Business Combination" means any transaction that results in a Change in Control. "Change in Control" shall have the meaning ascribed to such term in the Main Agreement.

7. Restatements. If a Restatement occurs after the Holder has exercised any portion of the Additional Investment Rights, but on or before the third anniversary of the date of the Main Agreement (or, if later, the end of the Additional Investment Term), the Issuer shall:

     (a) deliver to the Holder a written notice within five (5) Business Days of each Restatement, stating the date on which a Restatement has occurred and including the documents in which the Restatement was publicly disclosed;

     (b) issue to the Holder, within three (3) Business Days of the date that the Holder delivers a written notice to the Issuer electing one of the time periods specified in clause (x) or (y) of subsection (d)(i) below, an additional number of shares of Common Stock, if any, equal to the aggregate of the positive differences, with respect to each Additional Investment Notice delivered by the Holder before the Restatement Date, between (i) the quotient of (A) the Designated Additional Investment set forth in such Additional Investment Notice delivered by the Holder to the Issuer prior to the Restatement Date divided by (B) the Restatement Price and (ii) the number of shares of Common Stock issued by the Issuer pursuant to such Additional Investment Notice, with appropriate adjustments made to such calculation if such Additional Investment Notice was satisfied by Net Basis Settlement.

     (c) "Restatement" means that the Issuer restates or announces its intention to restate any portion of its Additional Investment Closing Date Financial Statements, except (i) as is required as a result of a change occurring after the date of the Main Agreement in applicable law or GAAP, which change is implemented by the Issuer in the manner and at the time prescribed by such law or such generally accepted accounting principle and (ii) for pro forma financial statements filed with the SEC in connection with an acquisition, which restatement relates primarily to the financial statements of the acquired company for the period prior to the effective date of such acquisition.

     (d)  "Restatement Price" means:

          (i) the Prevailing Price on either of the following dates, in the sole discretion of the Holder: (x) any date (as elected by the Holder) during the forty (40) Business Days after and excluding the related Restatement Date or (y) any date (as elected by the Holder) during the forty (40) Business Days after and excluding any date on which the Issuer files restated financial statements with the SEC with respect to such Restatement (such amount, the "New Price"), minus

          (ii) if the New Price is less than the Initial Purchase Price, two dollars ($2.00).

     (e) "Additional Investment Closing Date Financial Statements" means all financial statements (including the notes thereto) and earnings releases filed by the Issuer with (or furnished by the Issuer to) the SEC or publicly announced by the Issuer on or before the most recent Additional Investment Closing Date.

     (f) "Restatement Date" means, at the option of and pursuant to the determination of the Holder (as designated in a notice from the Holder to the Issuer), any date on which a Restatement occurs (including, with respect to any Restatement, the date of an announcement by the Issuer of its intention to restate any portion of its Additional Investment Closing Date Financial Statements or the date on which is filed an amended Form 10-K, amended Form 10-Q or Form 8-K or issuance of a press release in respect of the matters described in such announcement or the date on which such Restatement is filed with the
          SEC).

8. Lost or Stolen Certificate. In case this Certificate shall be mutilated, lost, stolen or destroyed, the Issuer may in its discretion issue in exchange and substitution for and upon cancellation of the mutilated Certificate, or in lieu of and substitution for the Certificate lost, stolen or destroyed, a new Certificate of like tenor, but only upon receipt of evidence reasonably satisfactory to the Issuer of such loss, theft or destruction of such Certificate and indemnity, if requested, reasonably satisfactory to the Issuer. Applicants for a substitute Certificate shall also comply with such other reasonable regulations and pay such other reasonable charges as the Issuer may prescribe.

9. Additional Investment Agent. The Issuer (and any successor) shall serve as agent for the Additional Investment Rights (the "Additional Investment Agent") under this Certificate and shall at all times maintain a register (the "Additional Investment Register") of the holders of the Additional Investment Rights.

        This Certificate shall not be valid unless signed by the Issuer.

                  [Remainder of Page Left Blank Intentionally]

     IN WITNESS WHEREOF, Euronet Worldwide, Inc., has caused this Certificate of Additional Investment Rights to be signed by its duly authorized officer.

Dated: November 21, 2003

                                             EURONET WORLDWIDE, INC.


                                             By:
                                                 -------------------------------
                                                 Name:
                                                 Title:

                                                                       EXHIBIT 1

                     [FORM OF ADDITIONAL INVESTMENT NOTICE]

         (To Be Executed Upon Exercise Of Additional Investment Rights)

                                             [DATE]

Euronet Worldwide, Inc.
[     ]
 -----
[     ]
 -----
Attention: Chief Financial Officer

     Re: Exercise of Additional Investment Rights

Ladies and Gentlemen:

     The undersigned is the registered holder of a certificate (the "Certificate") evidencing the above-referenced Additional Investment Rights (the "Additional Investment Rights") issued by Euronet Worldwide, Inc. (the "Issuer") and hereby elects to exercise the Additional Investment Rights to purchase shares of Common Stock (as defined in the Certificate) [cash exercise:
------
and shall deliver on the Additional Investment Closing Date (as defined in the Certificate) via wire transfer of immediately available funds] [cashless exercise: and, pursuant to Section 1.3(b) of the Certificate shall be deemed to
have tendered] $             (the "Designated Additional Investment") in
                ------------
exchange for such shares of Common Stock in accordance with the terms of such Certificate and the Main Agreement (as defined in the Certificate).

     In accordance with the terms of the attached Certificate, the undersigned requests that certificates for such shares be registered in the name of and delivered to the undersigned at the following address:

                                  [TO BE ADDED]

     The undersigned will deliver the original Certificate no later than the second (2nd) Business Day after and excluding the date of this notice.

                                      1-12

     [If the Additional Investment Amount specified above is less than the total Additional Investment Amount remaining under the Certificate, insert the following -- The undersigned requests that a new Certificate substantially identical to the attached Certificate be issued to the undersigned evidencing Additional Investment Rights equal to the Additional Investment Amount called for on the face of the current Certificate (adjusted pursuant to the terms of the Certificate or the Main Agreement (including, without limitation, Section 4(f) thereof), if applicable) minus an amount equal to the Designated Additional Investment.]

                                             FLETCHER INTERNATIONAL, LTD., by
                                             its duly authorized investment
                                             advisor,
                                             FLETCHER ASSET MANAGEMENT, INC.


                                             By:
                                                 -------------------------------
                                                 Name:
                                                 Title:


                                             By:
                                                 -------------------------------
                                                 Name:
                                                 Title:

                                      1-13

                                                                       Exhibit 2

                 [FORM OF ADDITIONAL INVESTMENT DELIVERY NOTICE]

                                     [DATE]

Fletcher International, Ltd.
c/o Fletcher Asset Management, Inc.
22 East 67th Street
New York, NY 10021
Attn: Peter Zayfert
Telephone: (212) 284-4800
Facsimile: (212) 284-4801

Ladies and Gentlemen:

     Reference is made to the Agreement (the "Main Agreement") dated as of November [ ], 2003 by and between Euronet Worldwide, Inc. ("Euronet") and
          --
Fletcher International, Ltd. ("Fletcher"). Capitalized terms not otherwise defined herein shall have the meanings ascribed thereto in the Main Agreement.

     This notice confirms that Additional Investment Rights have been exercised by Fletcher with respect to an Designated Additional Investment (as designated
in the Additional Investment Notice) of $          , requiring delivery by
                                         ----------
Euronet to Fletcher of          shares of Common Stock. Attached are copies of
                       --------
the front and back of the      original stock certificates, each representing
                          ----
       shares of Common Stock, together with a copy of the overnight courier air
------
bill which will be used to ship such stock certificates. [If the Additional Investment Rights are exercised in part: Also attached is a reissued Certificate, as provided in Section 1.4(b) of the Certificate.] We will send the original stock certificates by overnight courier to the following address:

                          Fletcher International, Ltd.
                          [ADDRESS SPECIFIED IN
                          ADDITIONAL INVESTMENT NOTICE]

                                             EURONET WORLDWIDE, INC.


                                             By:
                                                 -------------------------------
                                                 Name:
                                                 Title:

                                      2-14